UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Fryer, Steven J.
   2201 Alta Vista
   Newport Beach, CA  92660
   USA
2. Issuer Name and Ticker or Trading Symbol
   Pen Interconnect, Inc.
   PENC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   Fiscal Year ended September 30, 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
__________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                  |
__________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.    |4.  |5.Number of De |6.Date Exer  |7.Title and Amount|8.Price|9.Number  |10.|11.Nature of|
  Security              |version |Transaction| rivative Secu |cisable and  |  of Underlying   |of Deri|of Deriva |Dir|Indirect    |
                        |or Exer |Date  |Code| rities Acqui  |Expiration   |  Securities      |vative |tive      |ect|Beneficial  |
                        |cise Pr |      |    | red(A) or Dis |Date(Month/  |                  |Secu   |Securities|(D)|Ownership   |
                        |ice  of |      |    | posed of(D)   |Day/Year)    |                  |rity   |Benefi    |or |            |
                        |Deriva  |      |    |               |Date  |Expir |                  |       |ficially  |Ind|            |
                        |tive    |      |    |           | A/|Exer- |ation |Title and Number  |       |Owned at  |ire|            |
                        |Secu    |      |    |           | D |cisa- |Date  |of Shares         |       |End of    |ct |            |
                        |rity    |      |    |  Amount   |   |ble   |      |                  |       |Year      |(I)|            |
__________________________________________________________________________________________________________________________________|
Employee Stock Option   $1.38    022297 A    60,000      -   (1)    022207 Common Stock  60,000          80,000(2) D
Employee Stock Option   $1.38    060197 A    12,500      -   060197 060107 Common Stock  12,500          12,500    D
Employee Stock Option   $1.38    082897 A    50,000      -   082897 082807 Common Stock  50,000          50,000    D
_________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) The option vests in five (5) equal installments beginning on February 22, 1997.
(2) Grant of option to acquire 20,000 shares reported earlier on Form 4 filed with the Commission.
SIGNATURE OF REPORTING PERSON
/s/  Robert "Duke" DeForest
DATE
November 13, 1997